Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is entered into as of November 2, 2016, but shall be effective upon the Effective Time (as defined in the Merger Agreement (as defined below)) (the date on which the Effective Time occurs, the “Effective Date”), between Edmund O’Carroll (the “Executive”) and Seacoast National Bank (the “Bank”), together with its parent, Seacoast Banking Corporation of Florida (“Seacoast”). For purposes of this Agreement, the term “Corporation” shall refer to the Bank and Seacoast collectively or, if appropriate to the context, in the alternate. Notwithstanding anything to the contrary herein, the Executive’s employment hereunder is with the Bank. If the Effective Time does not occur, this Agreement will be void and of no force or effect.

RECITALS

The Executive has been Chief Operating Officer and Executive Vice-President of GulfShore Bank (“GulfShore Bank”), which, at the Effective Time, subject to specified terms and conditions, will be merged with and into Seacoast through a transaction described in the definitive Agreement and Plan of Merger by and among Seacoast, the Bank, GulfShore Bancshares, Inc. (“GulfShore”), and GulfShore Bank, dated as of November 3, 2016 (the “Merger Agreement”); and

The execution and delivery of this Agreement is a condition to the Corporation’s willingness to enter into the Merger Agreement; and

In connection with the transactions contemplated by the Merger Agreement, payable as of the Effective Date, Executive shall receive a one-time cash payment equal to the sum of (i) $225,000, plus (ii) the amount paid or, if not yet paid, accrued as of the Effective Time for the Executive’s annual cash bonus for 2016 consistent with GulfShore’s 2016 executive bonus plan, plus (iii) an amount equal to 12 times the Executive’s monthly premium cost for the medical, health and life insurance plans of the Company in which the Executive is participating as of the Effective Time; and

This Agreement supersedes in its entirety that certain employment agreement by and between GulfShore Bank and the Executive, dated February 18, 2016 (the “Prior Agreement”), including, for the avoidance of doubt, any severance and change in control payments or benefits contemplated thereunder; and

The Bank desires to employ the Executive, and the Executive desires to be employed by the Bank, on the terms and conditions set forth herein; and

In consideration of the premises and mutual performance of the conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.	Employment and Duties.

(a)          Termination of Prior Agreement. In consideration of the Executive’s compensation as described in this Agreement, the Corporation and the Executive agree that the Prior Agreement is terminated as of the Effective Date, subject to Section 18(i).

(b)          General. As of the Effective Date, the Bank shall employ the Executive as Senior Vice-President, Commercial Banking Manager. The Executive shall report to the Bank’s Executive Vice-President, Commercial Banking, and shall perform such duties and responsibilities and maintain such authority as is consistent with his title and status, as determined by such officer or his delegate. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices.

(c)          Services. The Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to the business of the Corporation, and, while employed by the Bank, shall not engage in any other business activity that is in conflict with his duties and obligations to the Corporation.

(d)          Outside Enterprises. While employed by the Bank, the Executive shall not, directly or indirectly, render services to any other person or organization for compensation; provided, that the Executive may perform services without compensation in connection with the management of personal investments or in connection with the performance of charitable and civic activities and, with the approval of the Corporation, serve as a member of a board of directors for compensation; provided, further, that such activities do not contravene the provisions of this Section 1(d) or any of the restrictive covenants set forth in Sections 5, 6, 7 and 8 herein. Notwithstanding anything to the contrary in this Section 1(d), the Executive shall not (x) serve on the board of directors of any bank during the two (2) year period commencing on the Effective Date (whether or not the Executive continues to be an employee of the Bank) or (y) render services to any other person or organization in a manner that significantly interferes with his performance of his responsibilities to the Corporation (including, without limitation, compliance with the restrictive covenants set forth in Sections 5, 6, 7 and 8 herein), in accordance with this Agreement.

2.	Term and Location of Employment.

(a)          Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue through the third anniversary of the Effective Date (the “Initial Term”), unless the Executive’s employment is sooner terminated pursuant to the provisions of Section 4; provided, however, that on or before the end of the Initial Term, the Term may be extended for successive periods of one year each on materially similar terms and conditions as contained herein, upon the mutual written agreement of the parties.

(b)          Location. As of the Effective Date, the Executive’s initial principal place of business shall be the existing office of GulfShore Bank located in Tampa, Florida, except that, as determined by the Bank to be necessary and proper from time to time, the Executive’s principal place of business may be at other locations of the Corporation. If the Executive is requested to relocate the Executive’s principal place of business outside of a 30 mile radius from Tampa, Florida, and the Executive does not consent and resigns within 30 days of such required relocation, such resignation shall be deemed a termination by the Corporation without Cause. The parties acknowledge that the Executive shall be required to travel in connection with the business of the Corporation and the Bank.

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3.            Compensation and Other Benefits. As compensation for services rendered during the Term, the Corporation shall pay and provide the Executive with the following:

(a)          Salary. During the Term, the Corporation shall pay the Executive a base salary (the “Salary”) at the rate of $225,000 per year, payable to the Executive in accordance with the normal payroll practices of the Bank as are in effect from time to time. The amount of the Executive’s Salary shall be reviewed annually and, in the sole discretion of the Corporation, may be increased, but not decreased, during the Term, unless the Corporation faces exigent financial conditions, in which case the Executive’s Salary may be reduced pari passu with the other officers of the Corporation.

(b)          Annual Bonus. During the Term, the Executive may be entitled to such individual bonuses and other compensation as may be authorized by the board of directors of Seacoast (the “Board”), or its delegate, from time to time taking into account performance.

(c)          Reimbursement of Expenses. The Corporation shall reimburse the Executive for all reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses. The Executive shall be entitled to reimbursement of membership fees and dues (but not personal expenses) for club memberships and other appropriate professional associations up to $430 per month, the primary purpose of which memberships shall be the promotion of the Corporation’s business interests.

(d)          Pension, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in the medical, disability and life insurance plans applicable to similarly situated employees of the Corporation generally in accordance with the terms and conditions of such plans as in effect from time to time. The Executive shall be eligible to participate in the mobile device programs provided to similarly situated employees of the Corporation. The Executive shall receive a monthly car allowance as provided to similarly situated employees of the Corporation, which, as of the date hereof, is $600 per month. Nothing herein shall limit the ability of the Corporation to amend, modify or terminate any benefit plans, policies or programs at any time and from time to time.

4.            Termination of Employment. The Term shall conclude earlier than as stated in Section 2(a) only as provided herein.

(a)          Termination for Cause; Voluntary Resignation. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Corporation for Cause (as defined herein) or as a result of the Executive’s voluntary resignation, the Executive shall be entitled to the following amounts: (A) payment of Salary to the extent any remains unpaid up to and including the date of termination or resignation, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses consistent with Section 3(c) (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 3(d) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

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(b)          Termination by the Corporation without Cause, prior to the Third Anniversary of the Effective Date. If, prior to the third anniversary of the Effective Date, the Executive’s employment is terminated by the Corporation other than for Cause (as defined herein), the Executive shall be entitled to (i) the Accrued Obligations, and (ii) if, and only if, the Executive executes and does not revoke a separation agreement, including a general release of all claims against the Corporation and its affiliates in a form acceptable to the Corporation, then in addition to the Accrued Obligations, (A) the Corporation shall further provide the Executive, to the extent not prohibited by applicable law, with a cash amount equal to 12 months’ of Salary payable in 10 equal monthly installments commencing on the date 60 days following the date of termination, (B) the Corporation shall pay to the Executive any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, and (C) the Corporation shall arrange for the Executive to continue to participate (through COBRA or otherwise) on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive pursuant to Section 3(d) hereof until the earlier of (x) the end of the 12-month period beginning on the effective date of the termination of the Executive’s employment hereunder, (y) such time as the Executive is eligible to be covered by comparable benefits of a subsequent Employer, or (z) the date on which the Executive becomes eligible for Medicare (clauses (A), (B) and (C), collectively, the “Severance Payments”). Except to the extent required by the terms of the programs described in Section 3(d), applicable law, or otherwise provided herein, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(c)          Termination by the Corporation without Cause, on or after the Third Anniversary of the Effective Date. If, on or after the third anniversary of the Effective Date, the Executive’s employment is terminated by the Corporation other than for Cause, the Executive shall be entitled to the Accrued Obligations. Except to the extent required by the terms of the programs described in Section 3(d) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(d)          Termination by Reason of Death or Disability. If, prior to the expiration of the Term, the Executive dies or the Executive’s employment is terminated by the Corporation due to the Executive’s Disability (as defined herein), the Executive (or his estate, in the event of death) shall be entitled to the Accrued Obligations. Except to the extent required by the terms of the programs described in Section 3(d) or applicable law, the Executive (and his estate) shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(e)          No Further Liability; Release. In the event of the Executive’s termination of employment, except as otherwise provided herein, payment made and performance by the Corporation in accordance with this Section 4, shall operate to fully discharge and release the Corporation and any affiliate thereof, and their directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives, from any further obligation or liability with respect to the Executive’s rights under this Agreement. Other than payment and performance under this Section 4, the Corporation and any affiliate thereof, and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to the Executive or any other person under this Agreement in the event of the Executive’s termination of employment.

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(f)          For purposes of this Agreement, “Cause” shall mean that the Executive:

(i)          committed an act constituting a misdemeanor involving dishonesty or moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof;

(ii)         violated laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking and securities industries generally, or becomes ineligible to serve as an officer of a depository institution, depository institution holding company, or a publicly-traded company;

(iii)        committed an act constituting gross negligence or willful misconduct causing harm to the Corporation;

(iv)        engaged in conduct that materially violated the internal policies or procedures of the Corporation and which is materially detrimental to the business, reputation, character or standing of the Corporation;

(v)         committed an act of fraud, intentional dishonesty or misrepresentation which is materially detrimental to the business, reputation, character or standing of the Corporation;

(vi)        violated any law relating to employment discrimination, harassment, or retaliation or any policy of the Corporation relating to employment discrimination, harassment or retaliation;

(vii)       used illegal drugs, abused other controlled substances or worked under the influence of alcohol;

(viii)      willfully refused to obey lawful directives from the Corporation or the Board or the board of directors of the Bank;

(ix)         materially breached any of his obligations under this Agreement, including the restrictive covenants contained in Sections 5, 6, 7 and 8; or

(x)          engaged in a conflict of interest or self-dealing or materially violated a code or policy of the Corporation relating to business conduct, ethics, legal compliance or conflict of interest;

provided, however, that the Corporation shall provide written notice to the Executive of its intention to terminate the Executive for Cause and, in the case of acts described in clauses (iv) or (viii) of this sentence, the Executive shall have a period of 30 days to cure any acts, if such acts may be corrected, which would otherwise give the Corporation the right to terminate his employment for Cause.

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(g)          For purposes of this Agreement, the Executive shall be considered to have “Disability” if either of the following conditions is met, as determined by the Bank in good faith:

(i)          The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)         The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

5.            Confidential Information and Trade Secrets: Cooperation; Return of Materials.

(a)          Covenants Regarding Non-Disclosure of Trade Secrets and Confidential Information. The Executive covenants and agrees that: (i) during the Term he will not use or disclose any “Trade Secrets” or “Confidential Information” (as defined herein) of the Corporation or any affiliate thereof other than as necessary in connection with the performance of his duties for the Corporation or any affiliate thereof, and (ii) following the termination of his employment with the Corporation for any reason, the Executive shall not, directly or indirectly, transmit or disclose any such Trade Secrets or Confidential Information to any person and shall not make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or others, without the prior written consent of the Corporation, except for a disclosure that is required by any law or order, in which case the Executive shall provide the Corporation prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this Section 5(a) is not intended to, and does not, limit the rights or remedies of the Corporation or any affiliate thereof thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

(b)          Effect of Disclosure. The Executive acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information of the Corporation or any affiliate thereof not expressly allowed by this Agreement is detrimental to the Corporation and/or any affiliate thereof. In the event that any Trade Secret or Confidential Information of the Corporation or any affiliate thereof is disclosed by the Executive in violation of this Agreement, and the Corporation suffers damage in consequence thereof, the Executive shall be immediately, directly, and principally liable, with no limitation, for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation) sustained by the Corporation and/or any affiliate thereof as a result of such disclosure.

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(c)          Insider Dealing; Unlawful Purpose. The Executive acknowledges that some or all of the Confidential Information and Trade Secrets of the Corporation or any affiliate thereof is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing, and the Executive agrees not to use any such Confidential Information or Trade Secrets for any unlawful purpose.

(d)          For purposes of this Agreement, “Confidential Information” means information, other than Trade Secrets, which relates to the Corporation or any affiliate (including any predecessor of any affiliate) thereof, their activities, their business or their suppliers or customers that is not generally known by persons not employed by the Corporation or any affiliate thereof, and which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Corporation (including any predecessor). “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

(e)          For purposes of this Agreement, “Trade Secrets” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret includes any documents or information that constitute a “trade secret” under the common law or statutory law of the State of Florida and generally includes all source codes and object codes for the software of the Corporation or any affiliate thereof, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

(f)          Cooperation. The Executive agrees to cooperate with the Corporation, during the Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Corporation or any affiliate thereof in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Corporation in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Corporation, as requested. The Corporation agrees to reimburse the Executive for all reasonable and necessary expenses actually incurred in connection with his provision of testimony or assistance.

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(g)          Return of Materials. The Executive agrees that he will not retain or destroy, and will immediately return to the Corporation on or prior to the termination of his employment with the Corporation, or at any other time the Corporation requests such return, any and all property of the Corporation or any affiliate thereof that is in his possession or subject to his control, including, but not limited to, keys, equipment, price lists, manuals, binders, customer lists and other customer information, supplier lists, financial information, all other files and documents relating to the Corporation and its business, together with all Trade Secrets and Confidential Information belonging to the Corporation or any affiliate thereof or that the Executive received from or through his employment with the Corporation. The Executive will not make, distribute or retain copies of any such information or property.

6.            Non-Recruitment. The Executive hereby covenants and agrees that during the Term and for a period ending on the later of (x) the third anniversary of the Effective Date (whether or not the Executive remains employed by the Corporation and regardless of how the Executive’s employment may be terminated) and (y) the first anniversary following the termination of his employment with the Corporation for any reason, the Executive shall not, without the prior written permission of the Bank, directly or indirectly solicit or induce, or attempt to solicit or induce, any Protected Employee (as defined herein) to terminate his or her relationship with the Corporation and/or to enter into an employment or agency relationship with the Executive or with any other person or entity with whom the Executive is affiliated. For purposes of this Agreement, “Protected Employee” means any then-current employee of the Corporation or (ii) any employee of GulfShore or GulfShore Bank who worked at GulfShore or GulfShore Bank during the Executive’s employment by GulfShore or GulfShore Bank and who has not ceased employment for a minimum of a six-month period with the Corporation, GulfShore and GulfShore Bank, as applicable.

7.            Nonsolicitation. The Executive hereby covenants and agrees that during the Term and for a period ending on the later of (x) the third anniversary of the Effective Date (whether or not the Executive remains employed by the Corporation and regardless of how the Executive’s employment may be terminated) and (y) the first anniversary following the termination of his employment with the Corporation for any reason, the Executive shall not, without the prior written permission of the Bank, either directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit or contact, or attempt to solicit or contact, any Customer or Prospective Customer (as defined herein) for purposes of engaging in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (collectively, the “Business Activities”) or (ii) take any action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Customer to cease conducting Business Activities with the Corporation or any affiliate thereof.

(a)          For purposes of this Agreement, “Customer” means any individual or entity to whom the Corporation or any affiliate thereof (including GulfShore and GulfShore Bank) has sold products or services related to the Business Activities.

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(b)          For purposes of this Agreement, “Prospective Customer” means any individual or entity who is not a Customer, to whom the Corporation or any affiliate thereof (including GulfShore and GulfShore Bank) has marketed or presented products or services related to the Business Activities.

8.            Noncompetition. The Executive hereby covenants and agrees that during the Term and for a period ending on the later of (x) the second anniversary of the Effective Date (whether or not the Executive remains employed by the Corporation and regardless of how the Executive’s employment may be terminated) and (y) the first anniversary following the termination of his employment with the Corporation for any reason, he will not, without the prior written consent of the Bank, directly or indirectly, as an employee, independent contractor, principal, agent, executive, officer, director, partner, trustee, consultant, greater than 5% equity owner or stockholder, or otherwise, engage or participate in the Business Activities, on behalf of any business or enterprise that competes with the Corporation or any affiliate thereof. The restrictions of this Section 8 shall no longer be effective following: (i) a termination by the Corporation without Cause following the occurrence of a Change in Control as defined in the Corporation’s 2013 Incentive Plan; (ii) a termination by the Corporation with Cause at any time; or (iii) subject to the Executive’s compliance with his obligations under Section 9, a resignation by the Executive at any time or following the expiration of this Agreement by its terms.

9.            Employment Option. Upon Executive’s notice of resignation for any reason, the Corporation is entitled to extend Executive’s employment beyond the resignation date for a period of no longer than 12 months (the “Garden Leave Period”). During any Garden Leave Period, the Corporation is entitled to: (i) assign no duties to the Executive; (ii) exclude the Executive from its premises; and (iii) require the Executive not to contact any customers, suppliers or employees or accept any other employment. During any Garden Leave Period the Executive shall continue to receive his Salary and will continue to be bound by all the provisions of this Agreement, including Section 8.

10.           Clawback; Injunctive Relief. In addition to all other remedies available to the Corporation in the event of the Executive’s breach of Sections 5, 6, 7 or 8 of this Agreement, the Executive agrees that if any covenant set forth in Sections 5, 6, 7 or 8 is breached by the Executive in any material respect, then the Corporation may recover, and the Executive agrees to turn over promptly upon demand, any Severance Payments paid to the Executive, and the Executive acknowledges that any unpaid Severance Payments will be forfeited. The parties recognize that irreparable injury will result to the Corporation, its business and property in the event of the Executive’s breach of Sections 5, 6, 7 or 8 and that the Corporation’s remedy at law for such a breach will be inadequate. Accordingly, the Executive agrees and consents that in the event of such breach by the Executive, the Corporation or any affiliate thereof will be entitled, in addition to any other remedies and damages available, to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Executive and all persons acting for or with the Executive, without posting bond. Nothing herein will be construed as prohibiting the Corporation or any affiliate thereof from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

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11.           Severability. The covenants set forth in Sections 5, 6, 7 and 8 shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Corporation and the Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

12.           No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of subsequent employment.

13.           Section 409A.

(a)          General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Corporation nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b)          Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a change in control of the Corporation or the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such change in control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a change in control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by Section 13(c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

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(c)          Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Corporation under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)          the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and

(ii)         the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Corporation’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Corporation, including this Agreement.

(d)          Treatment of Installment Payments. Each payment of termination benefits under Section 4 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)          Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a separation agreement including a release of claims, such separation agreement including the release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination or resignation; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 13(c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such sixty (60)-day period shall be accumulated and paid on the sixtieth (60th) day after the date of termination or resignation provided such separation agreement including the release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such sixty (60)-day period.

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(f)          Timing of Reimbursements and In-Kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 3(c), 4(d), or 5(f), and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights to payment or reimbursement of expenses pursuant to Section 3(c) or 4(d) shall expire at the end of two (2) years after the end of the Term, and the Executive’s rights to payment or reimbursement of expenses pursuant to Section 5(f) shall expire at the end of fifteen (15) years after the end of the Term. No right of the Executive to reimbursement of expenses under Sections 3(c), 4(d) or 5(f) shall be subject to liquidation or exchange for another benefit.

14.           FDIC Golden Parachute/Regulation Review. Notwithstanding anything to the contrary, if any payment or benefit to the Executive under this Agreement or otherwise would be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (“Golden Parachute Payment”) that is prohibited by applicable law at the time it is to be made, then the total payments and benefits will be reduced to the greatest amount of payments and benefits that could be made to the Executive without having any payment or benefit constitute a Golden Parachute Payment.

15.           Required Regulatory Approvals. Notwithstanding any provision of this Agreement to the contrary, if approvals of banking regulatory or other governmental authorities having jurisdiction over the operations of the Corporation and/or the Bank are required as a condition to the Executive’s employment pursuant to this Agreement, including, without limitation, the FDIC or the OCC, then in such event this Agreement shall not be effective until such approvals are obtained. In the event any such required approvals are not obtained, this Agreement and the rights and obligations of the parties hereunder shall be automatically and without further action of any party hereto be terminated.

16.           Claw-Back. The Executive shall be subject to the written policies of the Board applicable to executives generally, including without limitation and notwithstanding any provision herein to the contrary, any Corporation policy relating to claw-back of compensation, as they exist from time to time during the Executive’s employment by the Corporation.

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17.	Limitation on Benefits.

(a)          Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Corporation to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise, including as a result of the consummation of the transactions contemplated by the Merger Agreement) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Corporation because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 17(b) below). For purposes of this Section 17, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 17, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)          All determinations required to be made under this Section 17, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Corporation and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Corporation. All fees and expenses of the Determination Firm shall be borne solely by the Corporation. Any determination by the Determination Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 17 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

18.	General Provisions.

(a)          No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Corporation or any affiliate thereof, including, without limitation, benefits otherwise payable under any of the Corporation’s regular severance plans or policies or pursuant to the Prior Agreement, in the event his employment ends for any reason and, except with respect to obligations of the Corporation expressly provided for herein, the Executive unconditionally releases the Corporation and any affiliate thereof, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Corporation or any affiliate thereof.

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(b)          Tax Withholding. All amounts paid to the Executive hereunder shall be subject to all applicable federal, state and local wage withholding.

(c)          Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Corporation) by telex or facsimile, in any case delivered to the Executive at the last address on file, and to Corporation at the address set forth below:

To the Corporation:

Seacoast National Bank

815 Colorado Avenue

Stuart, Florida 34994

Attn: Corporate Secretary

or to such other persons or other addresses as either party may specify to the other in writing.

(d)          Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Corporation’s obligations under this Agreement void ab initio.

(e)          Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

(f)          Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (determined without regard to the choice of law provisions).

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(h)          Arbitration. Except in circumstances where the Corporation seeks injunctive relief, any other dispute regarding the Executive’s employment with the Corporation shall first be mediated within thirty (30) days of the ripening of such dispute. If, after fourteen (14) days, mediation does not result in a complete resolution of the dispute, then the dispute shall be settled exclusively by arbitration, conducted in Stuart, Florida. The dispute may be settled by one arbitrator or, at the election of the Corporation or the Executive, before a panel of three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Other than as expressly stated (a) each party shall pay all its own legal fees, costs and expenses (including arbitration expenses, provided that if any party elects a panel of three arbitrators, such party shall pay the costs of two of the arbitrators), except to the extent that a party may prevail upon any claim under the Age Discrimination in Employment Act of 1967 (as amended) awarding the prevailing party attorneys’ fees, in which case the arbitrators, in their discretion, may grant reasonable costs and attorneys’ fees, in accordance with applicable law, and (b) joint expenses shall be borne equally among the parties; provided, however, that the attribution of fees related to arbitration shall be subject to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

(i)          Entire Agreement. This Agreement contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof and all prior agreements and term sheets are superseded hereby, including the Prior Agreement, except that, notwithstanding any other provision of this Agreement, Sections 9(e) and 12 of the Prior Agreement shall survive. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

(j)          Corporation Policies. The Executive as a condition of his employment shall be subject to all generally applicable policies, rules, regulations, and procedures of the Corporation, including, but not limited to the Employee Handbook, the Code of Conduct, and the Code of Ethics for Financial Professionals.

(k)          Effectiveness. This Agreement and the transactions contemplated herein shall be conditioned upon the occurrence of the Effective Time. In the event the Merger Agreement terminates prior to the Effective Time, this Agreement shall terminate automatically without any further action by any party and shall be void ab initio. Prior to the occurrence of the Effective Time, the Executive shall not be an officer, director, manager, employee or other “management official” of the Corporation (as that term is defined in 12 CFR Part 26) and has no authority to exercise any management or other functions with respect to the Corporation.

(l)          Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(m)          Representation By Counsel. In connection with the negotiation and execution of this Agreement, the parties acknowledge that they have each had the benefit of representation by independent legal counsel and understand and agree to be bound by the terms set forth in this Agreement.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Its: Chairman and Chief Executive Officer

November 3, 2016
Date

EDMUND O’CARROLL

/s/ Edmund O’Carroll
(Signature)

November 3, 2016
Date

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